UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
June 24, 2008

Concurrent Computer Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-13150	04-2735766
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4375 River Green Parkway, Suite 100, Duluth, Georgia	30096
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (678) 258-4000

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Concurrent Computer Corporation (“Concurrent”) announced on December 28, 2007 that it had received a NASDAQ Staff Deficiency Letter on December 26, 2007 stating that Concurrent failed to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(a)(5) (the “Rule”) because for 30 consecutive business days the bid price of Concurrent's common stock had closed below the $1.00 minimum bid requirement. In accordance with NASDAQ Marketplace Rule 4450(e)(2), Concurrent was provided 180 calendar days, or until June 23, 2008, to regain compliance with the Rule.

Concurrent did not regain compliance with the Rule by June 23, 2008 and, accordingly, on June 24, 2008 Concurrent received written notification from NASDAQ (the “Staff Determination”) that Concurrent’s common stock would be subject to delisting as a result of the deficiency unless Concurrent requested a hearing before a NASDAQ Listing Qualifications Panel (the “NASDAQ Panel”).

Concurrent has requested a hearing before the NASDAQ Panel to address the bid price deficiency, which will stay any action with respect to the Staff Determination until the NASDAQ Panel renders a decision subsequent to the hearing.  In addition, Concurrent’s Board of Directors authorized management to seek approval from Concurrent’s stockholders for a reverse stock split in order to facilitate Concurrent’s ability to regain compliance with Marketplace Rule 4450(a)(5).    While Concurrent intends to effect the reverse stock split as soon as practicable, there can be no assurances that the reverse stock split will be consummated or that the reverse stock split will cause Concurrent to regain compliance with NASDAQ Marketplace Rules. There can be no assurance that the NASDAQ Panel will grant Concurrent’s request for continued listing.

On June 30, 2008, Concurrent issued a press release announcing this event.  A copy of Concurrent’s press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed herewith:

Exhibit No.	Description

99.1	Press release, dated June 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 30, 2008.

CONCURRENT COMPUTER CORPORATION

By:	/s/ Emory O. Berry
Emory O. Berry
Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number and Description

99.1	Press Release dated June 30, 2008.

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